Rule 424(b)(3)
                                            File Nos. 333-58125 and 333-58125-01


AMENDMENT NO. 1 TO PRICING SUPPLEMENT NO. 22 DATED OCTOBER 28, 1998 (To Prospectus Dated July 16, 1998, as Supplemented July 21, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES G
              DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
         AND INTEREST FULLY AND UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             October 15, 1998     Book Entry: |X|
Issue Price:            100%                 Certificated: |_|
Original Issue Date:    October 30, 1998     Principal Amount:    $  30,000,000
Stated Maturity Date:   October 30, 2018     Net Proceeds:        $  29,343,000
Interest Rate:          7.00%                Specified Currency:   U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Countrywide Securities Corporation

Minimum Denomination:   $1,000
Interest Payment Dates: Monthly on the 30th of the month, commencing November
                        30, 1998; February payment date is the 28th of that
                        month
Record Dates:           Monthly on the 15th of the month of the corresponding
                        Interest Payment Date

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
| | The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
|X| The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date: October 30, 2001   Optional Repayment Dates:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms: The Notes may be redeemed at any time following the Initial Redemption Date upon 10 business days notice to the Holder.


                            --------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of August 31, 1998, the Guarantor did not have any secured indebtedness outstanding and CHL had $77,323,000 aggregate principal amount of secured indebtedness outstanding.
As of that date, CHL had $7,704,397,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.